Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB FIRST QUARTER EPS DOWN 52% IN ABSENCE OF INVESTMENT GAINS

BOARD OF DIRECTORS DECLARES 2010 ANNUAL DIVIDEND
OF $1.00 PER SHARE PAYABLE DECEMBER 17, 2010

IRVINE, CALIFORNIA, October 20, 2010 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp" or the "Company") today announced net earnings of $1.7 million for the first quarter ended September 30, 2010, down 52% from $3.5 million earned during the first quarter of fiscal 2010. Diluted earnings per share for the first quarter of $0.16 compared to $0.34 per share reported for the same period of the prior year.

The decline in net earnings from the first quarter of the prior year is largely due to a $1.7 million gain realized on the sale of investment securities during the prior period, but also reflects a decline in direct finance income.

For the first quarter ended September 30, 2010, total direct finance, loan and interest income decreased 21% to $5.9 million, compared to $7.5 million for the first quarter of fiscal 2010. The decrease includes a $1.2 million, or 25%, decrease in direct finance income related to a 6% decline in the average investment in leases and lower average yields earned, and a $741,000 decrease in investment income as the average investment balances declined 48% to $66.8 million. Commercial loan income increased by $342,000 on an average loan portfolio that increased 10% to $80.5 million compared to $73.3 million during the first quarter of the prior year. The average yield on all leases and loans held in the Company's portfolio decreased 112 basis points to 7.54% while the average yield on cash and investments of 2.4% was down 102 basis points as compared to the first quarter of fiscal 2010. Net direct finance, loan and interest income after provision for credit losses decreased by $1.0 million, or 18%, to $4.7 million, and included a 40% decrease in interest expense paid on deposits and borrowings and a $25,000 increase in the provision for credit losses. The decrease in interest expense reflected a 19% decrease in the average balance of deposits and borrowings to $223.1 million on which interest was paid at an average rate of 1.65%, down 60 basis point from 2.25% during the comparable period in fiscal 2010. The provision for credit losses primarily related to growth within the commercial loan portfolio that expanded from $65.4 million at June 30, 2010 to $94.1 million at September 30, 2010.

Non-interest income for the first quarter of fiscal 2011 decreased by 64% to $967,000 from $2.7 million earned during the first quarter of the prior year. Excluding the gains realized on the sale of investment securities during both periods, income realized on leases reaching the end of term was down 16%. As a result of the foregoing, gross profit of $5.7 million for the first quarter of fiscal 2011 was down 32% from $8.4 million earned during for the first quarter of the prior year.

During the first quarter of fiscal 2011, CalFirst Bancorp's non-interest expenses increased by 6% to $3.0 million, compared to $2.8 million during for the first quarter of fiscal 2010. The increase is primarily due to higher compensation expense related to an increase in the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "First quarter results reflect some positive benefits from efforts to take advantage of commercial loan and lease participation opportunities during a period of weaker direct lease origination. Lease bookings during the first quarter of fiscal 2011 of $28.3 million were up 47% from the 2010 first quarter, and included $5.1 million of lease purchases. Commercial loans booked of $37.5 million were up from $3.6 million, and contributed to total loan and lease assets booked in the quarter ending September 30, 2010 increasing almost threefold to $65.8 million. As a result, the net investment in leases and loans of $281.1 million at September 30, 2010 is up 9% from June 30, 2010, and is 6% above the level at September 30, 2009. For the first quarter of fiscal 2011, lease originations were down from the first quarter of fiscal 2010, but with new loan and lease purchase commitments, total originations were up 61%. At September 30, 2010, property acquired for transactions in process of $34.5 million was up from $26.8 million at June 30, 2010 and from $30.5 million at September 30, 2009. The backlog of approved lease and loan commitments of $151 million was 62% above the level of a year ago and up slightly from June 30, 2010.

"At a meeting today, the Board of Directors of CFNB approved the payment of a second annual dividend in the amount of $1.00 per share to be paid on December 17, 2010 to shareholders of record on December 1, 2010. The Board will continue to review its dividend policy on an ongoing basis, and the decision to pay dividends in future periods will depend on a variety of factors including the business, economic and tax environment."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide. California First Leasing Corporation leases and finances capital assets through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding growth in direct finance income and lease and loan bookings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2010 Annual Report on Form 10-K.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended September 30,
	2010	2009

Direct finance and loan income	$ 5,067	$ 5,943
Investment and interest income	838	1,579
Total direct finance, loan and interest income	5,905	7,522
Interest expense on deposits and borrowings	922	1,544
Net direct finance, loan and interest income	4,983	5,978
Provision for credit losses	275	250
Net direct finance, loan and interest income after provision for credit losses	4,708	5,728
Non-interest income
Operating and sales-type lease income	409	506
Gain on sale of leases and leased property	146	253
Gains recorded on investment securities	208	1,673
Other fee income - net	204	257
Total non-interest income	967	2,689

Gross Profit	5,675	8,417
Non-interest expenses
Compensation and employee benefits	2,089	1,943
Occupancy	236	233
Professional services	123	128
Other general and administrative	537	521
Total non-interest expenses	2,985	2,825

Earnings before income taxes	2,690	5,592
Income taxes	1,029	2,139
Net earnings	$ 1,661	$ 3,453

Basic earnings per share	$ 0.16	$ 0.34
Diluted earnings per share	$ 0.16	$ 0.34

Weighted average common shares outstanding	10,250	10,173
Diluted number of common shares outstanding	10,331	10,273

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	September 30, 2010	June 30, 2010
ASSETS
Cash and short term investments	$ 71,021	$ 73,988
Investment securities	65,038	71,974
Net receivables	2,480	2,302
Property for transactions in process	34,503	26,845
Net investment in leases	187,028	192,385
Commercial loans	94,065	65,409
Income tax receivable	5,055	3,816
Other assets	2,331	2,546
Discounted lease rentals assigned to lenders	12,517	14,337
	$474,038	$453,602
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,785	$ 905
Income taxes payable, including deferred taxes	19,677	17,233
Deposits	221,371	205,922
Borrowings	10,000	10,000
Other liabilities	7,960	6,657
Non-recourse debt	12,517	14,337
Total liabilities	273,310	255,054
Stockholders' Equity	200,728	198,548
	$474,038	$453,602